                                                                      EXHIBIT 12

                     PAPER WAREHOUSE, INC. AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                    FOR THE FIVE YEARS ENDED FEBRUARY 2, 2001


($'S IN THOUSANDS)                                                     FISCAL YEAR ENDED
                                                 -----------------------------------------------------------
                                                 FEBRUARY 2, JANUARY 28, JANUARY 29, JANUARY 30, JANUARY 31,
RATIO OF EARNINGS TO FIXED CHARGES:                 2001        2000        1999        1998        1997
                                                 ----------- ----------- ----------- ----------- -----------
Earnings:
  Consolidated net (loss) earnings                $ (434)     $(4,448)    $ (521)     $ (207)     $  808
  Extraordinary charge, net                          -            -          -           110         -
  Cumulative effect of accounting change, net        -            108        -           -           -
  Income taxes (1)                                  (295)      (2,970)      (323)         22         500
                                                  ------      -------     ------      ------      ------
    Total (loss) earnings before extraordinary
       charge and cumulative effect of
       accounting change                            (729)      (7,310)      (844)        (75)      1,308

Fixed Charges:
  Interest expense                                 1,670        1,182        279         860         834
  Interest portion of rental expense               3,386        3,281      2,378       1,779       1,436
                                                  ------      -------     ------      ------      ------
    Total fixed charges                            5,056        4,463      2,657       2,639       2,270

Earnings available for fixed charges              $4,327      $(2,847)    $1,813      $2,564      $3,578
                                                  ======      =======     ======      ======      ======

Ratio of earnings before extraordinary charge
  and cumulative effect of accounting change
  to fixed charges (2)                              ---          ---        ---         ---         1.58
                                                  ======      =======     ======      ======      ======




   (1) Prior to November 1997, the Company was taxed as an S-Corporation. This amount reflects the pro forma provision for taxes as if the Company were taxed as a C-Corporation.

   (2) For the fiscal years ended February 2, 2001, January 28, 2000, January 29, 1999, and January 30, 1998 earnings were not adequate to cover fixed charges by approximately $729,000, $7.3 million, $844,000 and $75,000, respectively.